EX 28.h.2

Execution Version

AMENDMENT #1

TO

TRANSFER AGENCY SERVICES AGREEMENT

This Amendment #1 To Transfer Agency Services Agreement, dated as of June 15, 2017 (“Amendment”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Bridgeway Funds, Inc. (the “Investment Company”), on its own behalf and on behalf of each Fund, severally and not jointly. Capitalized terms used but not defined in this Amendment shall the meaning ascribed in the Original Agreement (as defined below).

Background

BNYM and the Investment Company previously entered into a Transfer Agency Services Agreement, dated as of February 20, 2016 (“Original Agreement”) and intend to amend the Original Agreement in accordance with the terms of this Amendment.

Terms

In consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties intending to be legally bound agree as set forth above and as follows:

1. Modifications to Original Agreement. A new Section 3(b)(11) which reads in its entirety as follows shall be added to the Original Agreement:

(11) Once annually, upon the request of the Funds, BNYM shall provide a certification that BNYM has implemented the AML Services, as that term is defined in the introductory paragraph of Section 3(b), with respect to the Funds.

2. Remainder of Original Agreement. Except as explicitly modified by this Amendment, the terms and provisions of the Original Agreement are hereby ratified, declared and remain in full force and effect.

3. Governing Law. The governing law of the Original Agreement shall be the governing law of this Amendment.

4. Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Original Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5. Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment #1 To Transfer Agency Services Agreement to be executed by their duly authorized officers as of the day and year first written above.

Bridgeway Funds, Inc.	BNY Mellon Investment Servicing (US) Inc.

By: /s/ Sharon A. Lester	By: /s/ Wayne D. Weaver
Name: Sharon A. Lester	Name: Wayne D. Weaver
Title: Vice President	Title: Managing Director